EXHIBIT 5.1

October 15, 2007

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Re:	IDT Corporation —Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of IDT Corporation, Inc. (the “Company”), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares of the Company’s Class B common stock, par value $.01 (the “Class B Common Stock”) which are reserved for issuance pursuant to awards which may be granted under the IDT Corporation 2005 Stock Option and Incentive Plan (the “Plan”) and 750,000 shares of the Class B Common Stock which are reserved for issuance pursuant to the IDT Corporation Employee Stock Purchase Plan (the “ESPP”).

As your counsel in connection with the Registration Statement, I have examined the Plan and the ESPP and the proceedings taken by you in connection with the adoption of the Plan, the ESPP, and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the Plan or the ESPP, as applicable, will be validly issued, fully paid and nonassessable shares.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joyce J. Mason
Joyce J. Mason
General Counsel